Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between WillScot Mobile Mini Holdings Corp., a Delaware corporation (the “Employer”), and Hezron Timothy Lopez, an individual (the “Executive”).

WHEREAS, the Executive previously entered into that certain Employment Agreement with WillScot Corporation, a Delaware Corporation, dated as of March 1, 2020 (the “Employment Agreement”);

WHEREAS, WillScot entered into an Agreement and Plan of Merger with Mobile Mini Inc. (the “Target”), dated as of March 1, 2020, pursuant to which Target merged with and into WillScot (the “Merger Agreement”), and effective as of the consummation of the transactions contemplated in the Merger Agreement (the “Merger”), the Employer became the surviving company of which the Executive is currently employed as Executive Vice President, Chief Human Resources Officer and ESG on the terms and conditions set forth in the Employment Agreement; and

WHEREAS, the parties desire to amend and restate the Employment Agreement on the terms and conditions set out in this Agreement for the continued employment relationship of the Executive with the Employer on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25. This Agreement shall become effective June 3, 2022 (the “Effective Date”).

2.             Term. The initial term of employment under this Agreement shall commence on the Effective Date and extend until five (5) years from the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the last day of the Initial Term and each subsequent anniversary thereof, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 10 hereof not less than 120 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” Anything herein to the contrary notwithstanding, if on the date of a Change in Control the remaining term of the Employment Period is less than 12 months, the Employment Period shall be automatically extended to the end of the 12-month period following such Change in Control, and the extension and renewal provisions in this Section 2 shall apply with regard to the last day of the Employment Period as extended by this sentence and on each subsequent anniversary thereof.

3.             Position and Duties. During the Employment Period the Executive shall serve as Executive Vice President, Chief Legal and Compliance Officer & ESG. In such capacities, the Executive shall report exclusively and directly to the Chief Executive Officer and shall have the duties, responsibilities and authorities customarily associated with such position(s) in a company the size and nature of the Employer. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that, the Executive may serve on civic, charitable, educational, religious, public interest or public service boards, and manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.             Place of Performance. The Executive shall be based primarily at the Employer’s executive headquarters, in Phoenix, Arizona.

5.	Compensation and Benefits.

(a)          Base Salary. During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $525,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Employer no less frequently than annually, and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.

(b)          Annual Bonus. For each fiscal year of the Employer ending during the Employment Period, the Executive shall be eligible to earn an annual cash performance bonus (an “Annual Bonus”) based on performance against performance criteria determined by the Compensation Committee of the Board (the “Committee”). The Executive’s annual target bonus opportunity for each fiscal year shall equal 90% of the Executive’s Base Salary (the “Target Bonus”). The Executive’s Annual Bonus for a fiscal year shall be determined by the Committee after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates.

(c)           Long Term Incentive Equity.

(i)          Annual Award. With respect to each fiscal year of the Employer ending during the Employment Period, the Executive shall be eligible to receive annual equity awards under the WillScot Mobile Mini Holdings Corp. 2020 Incentive Award Plan or other long-term equity incentive plan of the Employer then in effect (the “Plan”), 70% of which shall be in the form of performance-based restricted stock units (“PSUs”) vesting over three years and 30% in the form of restricted stock units (“RSUs”) vesting ratably over four years. The level of the Executive’s participation in the Plan, if any, shall be determined in the discretion of the Committee from time to time. The target grant value of this annual award is $1,000,000, but the actual value of any grant may be higher or lower based on Committee discretion. Terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable award agreements.

(ii)         Post-Merger Equity Awards. The Executive has been granted the Post-Merger Equity Awards.

(d)          Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks’ vacation annually to be used in accordance with the Employer’s applicable vacation policy.

(e)          Executive Allowance. During the Employment Period, the Executive shall be entitled to an executive allowance of $40,000 annually.

(f)           Benefits. During the Employment Period, the Employer shall provide to the Executive employee benefits and perquisites on a basis that is comparable in all material respects to that provided to other similarly situated executives of the Employer. The Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

6.             Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.             Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Employer Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Employer Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Employer Confidential Information and to protect the Employer and the Employer Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that may result in serious adverse consequences for the Employer and the Employer Affiliates:

(a)          Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not knowingly use, disclose or transfer any Employer Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information or as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b)          Materials. The Executive will not remove any Employer Confidential Information or any other property of the Employer or any Employer Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by the Executive. The Executive will return to the Employer all Employer Confidential Information and copies thereof and all other property of the Employer or any Employer Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Employer Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature that do not contain Employer Confidential Information.

(c)          No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or any Employer Affiliate (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person.

(d)	Non-Competition.

(i)          During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or any direct or indirect subsidiary of the Employer, or any person or entity who was such a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Employer or any direct or indirect subsidiary of the Employer, any existing business arrangements with the Employer or any direct or indirect subsidiary of the Employer or to transfer existing business from the Employer or any direct or indirect subsidiary of the Employer to any other person or entity, (B) provide services in any capacity to any entity in any geographic area in which the Employer or any direct or indirect subsidiary of the Employer conducts that business, or is actively planning to conduct that business, as of the date of such termination (the “Non-Competition Area”) if (i) the entity competes with the Employer or any direct or indirect subsidiary of the Employer by engaging in the Business, or (ii) the services to be provided by the Executive are competitive with the Business and substantially similar to those previously provided by the Executive to the Employer, or (C) own an interest in any entity, including those described in Section 7(d)(i)(B)(i) immediately above. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, the Executive will provide a copy of this Section 7 of this Agreement to such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages may be an insufficient remedy for the Employer and equitable enforcement of the covenant may be proper.

(ii)          If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(iii)         For the avoidance of doubt, the non-competition restrictions herein shall not apply to any employment or provision of services whereby Executive’s responsibilities involve the provision of legal services only, including in private practice or in-house counsel responsibilities.

(e)          Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Employer Affiliates could be irreparably injured, the full extent of the damages to the Employer and the Employer Affiliates may be impossible to ascertain, monetary damages may not be an adequate remedy for the Employer and the Employer Affiliates, and the Employer will be entitled to seek to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. In signing this Agreement, the Executive gives the Employer assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Employer and the Employer Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. It is also agreed that each of the Employer Affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement.

8.	Termination of Employment.

(a)          Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)           Death. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death;

(ii)          By the Employer. The Employer may terminate the Executive’s employment:

(A)          Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by any benefits payable to the Executive under any applicable disability insurance policy or plan); or

(B)           Cause. For Cause or without Cause;

(iii)         By the Executive. The Executive may terminate the Executive’s employment for any reason (including Good Reason) or for no reason.

(b)          Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws. For the purposes of this Agreement, a voluntary termination by the Executive upon the expiration of the Employment Period due to delivery of a non-renewal notice by the Employer pursuant to Section 2 shall be treated as a termination by the Employer without Cause.

9.	Compensation Upon Termination.

(a)          Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Employer shall pay to the Executive (i) the Accrued Benefits; (ii) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Employer generally; (iii) any outstanding equity awards granted pursuant to Sections 5(c)(i)-(ii) that are subject solely to time-based vesting conditions shall immediately vest in full and any outstanding equity awards that are subject to performance-based vesting conditions shall vest based on target performance for the applicable performance period in which termination occurs; and (iv) the Executive shall be entitled to additional payments payable in equal installments in accordance with the Employer’s normal payroll practices, equal to the total costs that would be incurred by the Executive to obtain and pay for continued coverage under the Employer’s health insurance plans pursuant to COBRA for 18 months following the Date of Termination (the “Continued Coverage Payment”). Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.

(b)          Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Employer shall pay to the Executive’s legal representative or estate, and the Executive’s legal representative or estate shall be entitled to, as applicable, (i) the amounts and acceleration of outstanding equity awards set forth in Section 9(a)(i)-(iii) (excluding, for the avoidance of doubt, the Continued Coverage Payment under clause (iv)); and (ii) one times the Executive’s Base Salary at the time of termination, payable in a lump sum. Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.

(c)          Termination by the Employer for Cause or by the Executive without Good Reason. If, during the Employment Period, the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Employer shall pay to the Executive the Accrued Benefits. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.

(d)          Termination by the Employer without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Employer terminates the Executive’s employment during the Employment Period for a reason other than for Cause or if the Executive terminates his employment hereunder with Good Reason, (i) the Employer shall pay the Executive (A) the Accrued Benefits, (B) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Employer generally, (C) a lump sum equal to 1.5x the Executive’s Target Annual Bonus for the year of termination, and (D) continued Base Salary for 18 months following the Date of Termination (the “Severance Period”) payable in equal installments in accordance with the Employer’s normal payroll practices (the “Cash Severance Payment”); (ii) (A) any outstanding equity awards granted pursuant to Section 5(c)(i) of this Agreement shall continue to vest during the Severance Period and (B) the Post-Merger Equity Awards shall immediately vest in full on the Date of Termination (without regard to any time-based or performance-based vesting conditions); (iii) the Executive shall be entitled to the Continued Coverage Payment; and (iv) the Executive shall be provided with executive outplacement with a provider of Executive’s choice, up to a maximum of $25,000. If a termination under this Section occurs within three years following the Executive’s relocation to Phoenix, Arizona, pursuant to Section 4 of the Employment Agreement, the Employer shall provide Executive with a relocation package substantially similar to the estimated costs in Exhibit A.

(e)	Change in Control.

(i)           Section 9(e)(ii) shall apply if there is (A) a termination of the Executive’s employment by the Employer for a reason other than for Cause or due to the Executive’s Disability or by the Executive for Good Reason, in either case, during the 30-month period following the Merger or 12-month period after any subsequent Change in Control; or (B) a termination of the Executive’s employment by the Employer for a reason other than for Cause or due to the Executive’s Disability prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control (a termination described in either clause (A) or clause (B), a “CIC Termination”).

(ii)          If any such CIC Termination occurs, the Executive shall receive the benefits set forth in Section 9(d), including for the avoidance of doubt, the accelerated vesting of his outstanding equity awards, except that (A) the Cash Severance Payment shall be equal to 1.5x the sum of the Executive’s Base Salary at the rate in effect at the time of termination and the Executive’s Target Bonus for the year of termination and, if such Change in Control is a “change in control event” under Section 409A of the Code (a “Qualifying CIC”), shall be paid in a lump sum; (B) the Continued Coverage Payment shall be equal to the total costs that would be incurred by the Executive to obtain and pay for continued coverage under the Employer’s health insurance plans for 18 months following the CIC Termination and shall be paid in a lump sum; and (C) any outstanding equity awards granted pursuant to Section 5(c)(i) shall immediately vest in full upon a CIC Termination (without regard to any time-based or performance-based vesting conditions). To the extent the Executive’s CIC Termination is described in Section 9(e)(i)(B) and the Change in Control is a Qualifying CIC, the incremental Cash Severance Payment and any unpaid Cash Severance Payment shall be paid in a lump sum.

(f)           Release of Claims. As a condition to receiving the Severance Benefits, the Executive must execute a release of claims substantially in the form attached hereto as Exhibit B (the “Release”). To be eligible for Severance Benefits, the Executive must execute and deliver the Release, and such Release must become irrevocable, within 60 days of the Date of Termination. The Cash Severance Payment shall be made, and the continuing health insurance coverage shall commence, promptly after the Release becomes irrevocable; provided that to the extent the 60-day period spans two calendar years and to the extent required to comply with Code Section 409A, such payments shall be made or commence, as applicable, on the 60th day following the Date of Termination.

(g)          No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or any Employer Affiliate may have against him for any reason.

10.           Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Employer:

WillScot Corporation
4646 E Van Buren St #400
Phoenix, AZ 85008
Attn: General Counsel & Secretary

(ii)	If to the Executive:

Hezron Timothy Lopez
To the address on file for Hezron Timothy Lopez with the Employer

With a copy (which shall not constitute notice) to:

Wayne Outten
Outten & Golden LLP
685 Third Avenue, 25th Floor
New York, NY 10017
wno@outtengolden.com

 Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.           Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

12.           Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the date hereof) to the extent application of the terms of this Agreement is more favorable to the Executive.

13.           Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 14, 15, 17, 18, 20, 21, 23 and 24 hereof and this Section 13 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14.           Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

15.           Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.          Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.          Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18.          Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). In the event of a dispute concerning or arising out of this Agreement the prevailing party (meaning the party who received substantially all of the relief sought) in such action will be reimbursed by the other party for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any such action.

19.          Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and supersedes the Employment Agreement.

20.          Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument. This Agreement may be executed using a secure electronic signature program (such as Docusign), which shall be deemed to constitute original signatures.

21.          Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

22.          Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

23.	Section 280G.

(ii)          Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 23 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The calculation shall take into consideration all available exemptions, including to what extent (if any) to what extent (if any) such payment or benefits or portions thereof may properly be treated as “reasonable compensation for personal services rendered” by the Executive before, or after, the Change of Control, within the meaning of Code Section 280G(b)(4) and the regulations issued thereunder, including, without limitation, the valuation of the Executive’s obligations under Section 7 hereof and any other covenants to refrain from performing services.

(a)          The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b)          Any determination required under this Section 23 shall be made in writing in good faith by an independent accounting firm selected by the Employer that is reasonably acceptable to the Executive (the “Accountants”) which shall provide detailed supporting calculations to the Employer and the Executive as requested by the Employer or the Executive. The Employer and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 23. For purposes of making the calculations and determinations required by this Section 23, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Employer and the Executive. The Employer shall be responsible for all reasonable and customary fees and expenses incurred by the Accountants in connection with the calculations required by this Section 23.

24.          Indemnification. Employer hereby agrees to indemnify the Executive and provide Directors & Officers Liability Insurance (“D&O Insurance”) coverage to the Executive, in each case, on terms and conditions no less favorable than those provided to members of the Board and other executive officers.

25.	Definitions.

“Accrued Benefits” means (i) Base Salary through the Date of Termination; (ii) accrued and unused vacation pay; (iii) any earned but unpaid Annual Bonus; (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (v) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer. Amounts payable pursuant to the clauses (i) – (iii) shall be paid promptly after the Date of Termination and all other amounts will be paid in accordance with the terms of the applicable plan, program or arrangement (as modified by this Agreement).

“Board” means the Board of Directors of the Employer.

“Business” means the provision of (i) specialty rental services providing innovative modular space and portable storage solutions across North America and the UK, and (ii) modular space for the construction, education, health care, government, retail, commercial, transportation, security, retail and energy sectors.

“Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer requesting such performance; (iii) a material act of fraud or material misconduct with respect, in each case, to the Employer, by the Executive; (iv) any material misconduct by the Executive that could be reasonably expected to damage the reputation or business of the Employer or any Employer Affiliate; or (v) the Executive’s material violation of a material written policy of the Employer. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for Cause hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) as to clauses (ii), (iii), (iv) or (v) of this paragraph, the Executive is given 30 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), and (C) if the Executive fails to cure such neglect or conduct, there is a vote of a majority of the members of the Board to terminate the Executive for Cause.

“Change in Control” For the purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:

(i)            During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Employer in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Employer as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)           Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 35% or more of the combined voting power of the Employer’s then outstanding securities eligible to vote for the election of the Board (the “Employer Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Employer or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Employer Voting Securities from the Employer, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Employer Voting Securities by such person;

(iii)          The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Employer or any of its subsidiaries that requires the approval of the Employer’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Employer Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Employer Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Employer Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)          The consummation of a sale of all or substantially all of the Employer’s assets or the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Employer Voting Securities as a result of the acquisition of Employer Voting Securities by the Employer which reduces the number of Employer Voting Securities outstanding; provided, that if after such acquisition by the Employer such person becomes the beneficial owner of additional Employer Voting Securities that increases the percentage of outstanding Employer Voting Securities beneficially owned by such person, a Change in Control of the Employer shall then occur.

Solely with respect to any award that constitutes "deferred compensation" subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a "change in the ownership", "change in effective control", and/or a "change in the ownership of a substantial portion of assets" of the Employer as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether rights to such award have become vested or otherwise unconditional upon the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination, which may not be less than 60 days after the Notice of Termination in the event the Employer is terminating the Executive without Cause or the Executive is terminating employment without Good Reason.

“Employer Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Employer Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or other confidential financial information, operating budgets, strategic plans research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between Employer and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 7(d)(i) hereof), in each case, received by the Executive in the course of his employment by the Employer or in connection with his duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Employer Confidential Information.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any material diminution or adverse change in the Executive’s title(s); (ii) reduction in the Executive’s Base Salary or Target Bonus; (iii) a failure to grant the Executive, in any consecutive 12 month period, long term incentive equity awards having a grant date fair value (as determined by the Committee in good faith) of at least $1,000,000; (iv) a requirement that the Executive report to someone other than the Employer’s Chief Executive Officer; (v) a material diminution in the Executive’s authority, responsibilities or duties or material interference with the Executive’s carrying out his duties; (vi) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the date hereof; (vii) a relocation of the Executive’s primary place of employment to a location more than 50 miles from the Employer’s executive headquarters; or (viii) any action or inaction by the Employer that constitutes a material breach of the terms of this Agreement. In order to invoke a termination for Good Reason, (A) the Executive must give written notice of the occurrence of an event of Good Reason within 60 days of its occurrence, (B) the Employer must fail to cure such event within 30 days of such notice, and (C) the Executive must terminate employment within 10 days of the expiration of such cure period.

“Non-Compete Period” means the period commencing on the date hereof and ending eighteen months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

“Post-Merger Equity Awards” means (a) the equity award granted in connection with the Merger with a target grant value of $212,500, 60% of which is in the form of PSUs vesting over three years and 40% of which is in the form of RSUs vesting ratably over four years, consistent with the terms and conditions of the Plan and applicable award agreements, and (b) any outstanding annual equity awards granted during the 24-month period following the Merger, pursuant to Section 5(c)(i) of the Employment Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

WILLSCOT MOBILE MINI HOLDINGS CORP.

By:	/s/ Brad Soultz

Date:	6/6/2022

Name:	Brad Soultz
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Hezron Timothy Lopez

Date:	6/6/2022
Name:	Hezron Timothy Lopez

Signature page to Hezron Lopez Amended and Restated Employment Agreement

EXHIBIT A

RELOCATION PACKAGE

Home Finding - 4 nights/ 5 days
HF Trip - Airfare Roundtrip airfare for employee and spouse and children
HF - Hotel Maximum of 4 nights
HF Trip - Meals Maximum of 5 days for employee and family
HF Trip - Transportation Maximum of 5 days
Spouse Counseling
Home Sale Assistance - BVO
Home Purchase Assistance
Household Goods Shipment
Storage-In-Transit
Auto Transport 2 cars
Full Unpack White Glove service
Temporary Living - Lodging Maximum of 90 days
Temp Living Meals
Temp Living Return Trips 4
Temporary Living - Transportation Maximum of 30 days
School Assistance with an in person Destination Service Partner
Trip for spouse and children to view schools
Final Move Trip
Final Move Trip - Airfare/Mileage One-way airfare for employee and three dependents
Final Move Trip – Meals
Final Move Trip - Transportation To and from airport
Reimbursement of reasonable and customary expenses associated with business travel between Baltimore and Phoenix and accommodations

EXHIBIT B

FORM OF RELEASE

This Confidential Separation and Release Agreement (“Agreement”) is between Hezron Timothy Lopez (“Employee”) and WillScot Mobile Mini Holdings Corp. (the “Company”) (hereinafter the “parties”), and is entered into as of      . This Agreement will not become effective until the expiration of seven (7) days from Employee’s execution of this Agreement (the “Effective Date”).

WHEREAS, Employee has been employed by Company and is a party to that certain Employment Agreement dated      , 20 Date (the “Employment Agreement”).

WHEREAS, the Employee’s employment with Company was terminated effective as of      , 20 (the “Termination Date”);

WHEREAS, Company and Employee desire to avoid disputes and/or litigation regarding Employee’s termination from employment or any events or circumstances preceding or coincident with the termination from employment; and

WHEREAS, Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against Company.

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company, and the termination thereof;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Company will terminate upon the following terms:

1.          General Release: Employee for himself or herself and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators, each in their capacity as such, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, each in their capacity as such, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory, but excluding any claims with respect to the Company’s obligations under the Employment Agreement, any claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and any claims which Employee cannot release as a matter of applicable law. Furthermore, neither this Agreement nor the Employment Agreement shall apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement for the benefit of the Employee as a result of the Employee’s position as a director or officer of the Company or one of its affiliates. Notwithstanding anything to the contrary in this Agreement, this Agreement does not waive any claims or rights: (a) that may arise after the date on which you sign this Agreement, including the right to enforce this Agreement; (b) that cannot be released as a matter of law, including your rights to COBRA, workers compensation, and unemployment insurance (the application for which shall not be contested by the Company); and/or (c) to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of the Company.

2.          Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement.

3.          Severance Terms: Upon the expiration of seven (7) days from Employee’s execution of this Agreement and provided that this Agreement has become effective in accordance with its terms, in consideration for the promises, covenants, agreements, and releases set forth herein and in the Employment Agreement, Company agrees to pay Employee the Severance Benefits as defined in and pursuant to the Employment Agreement (the “Severance Benefits”).

4.          Right to Revoke: Employee may revoke this Agreement by notice to Company, in writing, received within seven (7) days of the date of its execution by Employee (the “Revocation Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

5.          Acknowledgement: Employee acknowledges and agrees that: (A) except as to any Severance Benefits which remain unpaid as of the date of this Agreement, no additional consideration, including salary, wages, bonuses or Equity Awards as described in the Employment Agreement, is to be paid to him by Company in connection with this Agreement; (B) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and, (C) payments pursuant to this Agreement shall terminate immediately if Employee materially breaches any of the material provisions of this Agreement.

6.          Non-Admissions: Employee acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.

7.          Confidentiality: Employee agrees that Employee shall not directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than Employee’s immediate family or counsel, bankers or financial advisors, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

8.          Nondisparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of Company, its employees, directors and stockholders.

9.         Acknowledgement of Restrictions; Confidential Information: Employee acknowledges and agrees that Employee has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement . Employee acknowledges and reaffirms Employee’s obligation to continue abide fully and completely with all post-employment provisions of the Employment Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Employee of such obligations.

10.        Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

11.        Entire Agreement: This Agreement, along with the Employment Agreement , constitute the entire agreement between the Employee and Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

12.        Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except where preempted by federal law.

13.          Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21) or forty-five (45) days, as applicable in accordance with the Age Discrimination in Employment Act, as amended, (the “ADEA”) to consider the terms of this Agreement (and any attachment necessary or desirable in accordance with the ADEA) and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee’s right to do so by executing this Agreement and returning it to Company; (b) Employee has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	WILLSCOT MOBILE MINI HOLDINGS CORP.

By:

Hezron Timothy Lopez	Name:

Date:	Title:

Date: